Exhibit 99.1

551 Fifth Avenue Suite 300 New York, NY 10176

PRESS RELEASE

ABM INDUSTRIES ACQUIRES THE LINC GROUP, LLC

–Company Expects to Join Fortune 500–

NEW YORK, December 1, 2010 – ABM Industries Incorporated (NYSE: ABM) announced today that it has acquired The Linc Group, LLC (“TLG”) for $300 million in cash. The transaction closed earlier today.

ABM, which operates through its subsidiaries, is a leading United States provider of facility services. Irvine, California-based TLG is a premier provider of end-to-end integrated facilities services that improve operating efficiencies, reduce energy consumption and lower overall operational costs of critical facilities, installations and buildings in the government, commercial and residential markets. TLG’s 2009 revenues totaled $579.2 million.

“This is a game changer for ABM’s business,” said Henrik Slipsager, president and chief executive officer, ABM Industries Incorporated. “Acquiring a firm of TLG’s quality transforms our engineering and energy business overnight and completely differentiates us from our competitors. This strengthens ABM’s position in a higher growth segment and cements our leadership role in the facilities services industry. By combining ABM’s existing Engineering Division with TLG, we are bringing two entities together with proven track records of double-digit growth both in sales and earnings. The combined engineering operations will be close to $1 billion in revenues.”

Slipsager continued: “With this move, we are in an outstanding position to deliver leading client solutions to meet the global drive towards green buildings and energy efficiency. We aim to be the provider of choice for those clients. This transaction also brings us into the $70 billion government marketplace, where TLG brings broad experience and deep client relationships. This is a winning combination where we gain new customers and geographic scope, and the combined team has the talent to drive our growth.”

TLG Chairman, President and CEO Tracy Price will become president of the combined ABM engineering group and will report directly to Slipsager. Mr. Price will continue to work from Irvine, California.

“The integrated facilities services sector offers substantial growth opportunities driven by increasing demand for efficiency and the growing awareness that power generating resources are finite,” said Price. “These opportunities include: the growing use of third-party facilities services vendors; the increasing focus on ‘green buildings’ and energy efficiency; the convergence of energy and communications technology; international expansion; and the drive for cost-effective facilities management service for large-scale facilities. Leveraging our experience with mission-critical facilities, customized solutions and advanced technologies, we are well-positioned to capitalize on these market trends. Joining with ABM provides excellent new opportunities for our clients and employees and our team is excited about the opportunity to take what we have built to a new level under the auspices of Henrik and ABM.”

Slipsager added, “Our companies are highly complementary. The combined company will add TLG’s offerings to ABM’s existing vertical and geographic markets. By leveraging the existing businesses of both TLG and ABM, we will be able to offer clients truly integrated facility services and turn-key, in-house solutions. We’re particularly excited about the advantages that TLG brings to the table: existing relationships and extensive work in the government sector, expanding international operations, and technology-oriented capabilities, including highly complicated energy efficiency work and retrofitting.”

Geographically, TLG’s operational footprint spans more than one billion square feet over more than 25,000 facilities, including some international presence across six continents. In the U.S., it operates in 46 states.

Combining the two businesses will generate synergies for ABM. The expected synergies will only have partial impact in fiscal year 2011, and full impact in 2012. Therefore, ABM expects the deal to be slightly accretive to fiscal year 2011 earnings and further accretive in 2012.

On Thursday, December 16, 2010, ABM will conduct a meeting for investors and analysts in New York where the expected impact of the acquisition will be discussed in detail. The session will be webcast and further details will follow in a subsequent announcement.

With this transaction, ABM is expected to join the 2011 ranks of the Fortune 500.

Jones, Day acted as legal counsel to ABM for the transaction and Credit Suisse served as ABM’s financial advisor. Jefferies & Company, Inc. served as financial advisor to TLG and Paul, Hastings, Janofsky & Walker LLP served as legal counsel.

About ABM Industries Incorporated

ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is a leading provider of facility services in the United States. With fiscal 2009 revenues of approximately $3.5 billion and more than 90,000 employees, ABM provides janitorial, facility, engineering, parking and security services for thousands of commercial, industrial, institutional and retail facilities across the United States, Puerto Rico and British Columbia, Canada. ABM’s business services include ABM Janitorial Services, ABM Facility Services, ABM Engineering Services, Ampco System Parking and ABM Security Services. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. Factors that could cause actual results to differ include but are not limited to the following: (1) we may not be able to achieve the expected growth in revenues relating to the combination our business with the business of The Linc Group LLC TLG) as we may not be able to retain existing customers or generate new business anticipated from the expected benefits of the acquisition; (2) the acquisition of TLC may divert management’s time and focus from operating our business to acquisition integration; (3) we may not be able to retain key members of the TLG management team which could negatively impact our ability to maintain or grow the acquired business; (4) a significant portion of TLG’s revenues are generated by government contracts and could be negatively impacted by reduced government spending on outsourced services as well as payment delays; (5) a significant portion of TLG’s revenues are generated from international operations and are subject to political risk and changes in socio-economic conditions, laws and regulations, including labor, and monetary and fiscal policies, which could negatively impact our ability to operate or grow our business in the international arena; (6) the TLG acquisition significantly increases our global presence, thereby increasing our exposure to foreign currency risks and foreign exchange exposure; and (7) we may encounter material unanticipated costs related to the TLG acquisition. Additional information regarding other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2009 and in other reports we file from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Media:	Tony Mitchell	Investors & Analysts:	David Farwell
	(212) 297-9828 tony.mitchell@abm.com		(212) 297-9792 dfarwell@abm.com